UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2009

CLEAN HARBORS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-34223	04-2997780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 Longwater Drive, Norwell, Massachusetts		02061-9149
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 792-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On July 31, 2009, Clean Harbors, Inc. (the “Company” or “Clean Harbors”) replaced its previous $70.0 million revolving credit facility and $50.0 million synthetic letter of credit facility with a new revolving credit facility which will allow the Company to borrow or obtain letters of credit for up to $120.0 million (with a $110.0 million sub-limit for letters of credit).  Availability under the new facility is subject to a borrowing base comprised of 85% of the Company’s and its U.S. subsidiaries’ eligible accounts receivable and 97% of eligible cash pledged under the new facility.  The new facility has a term of four years.  Bank of America, N.A. (“BofA”) is the administrative agent and collateral agent for the lenders and the issuing bank for letters of credit under the new facility, and Banc of America Securities LLC is the lead arranger and book manager for the lenders under the new facility.

Borrowings under the new revolving credit facility bear interest at a rate of, at the Company’s option, either (i) LIBOR plus an applicable margin ranging from 3.25% to 3.75% per annum based on the then level of the Company’s fixed charge coverage ratio or (ii) BofA’s base rate plus an applicable margin ranging from 2.25% to 2.75% per annum based on such fixed. There is also an unused line fee, calculated on the then unused portion of the lenders’ $120.0 million maximum commitment, ranging from 0.50% to 0.75% per annum of the unused commitment. For outstanding letters of credit, the Company will pay to the lenders under the new facility a fee equal to the then applicable LIBOR margin described above, and will pay to BofA a standard fronting fee and customary fees and charges in connection with all amendments, extensions, draws and other actions with respect to letters of credit.

The Company’s obligations under the new revolving facility (including revolving loans and reimbursement obligations for outstanding letters of credit) are guaranteed by substantially all of the Company’s U.S. subsidiaries and secured by a first lien on substantially all of the Company’s and its U.S. subsidiaries’ accounts receivable and the proceeds thereof, as well as certain other assets of the Company and its U.S. subsidiaries. The Company’s obligations under the new facility are also secured by a second lien on substantially all of the other assets of the Company and its U.S. subsidiaries.

As described in Item 2.01 of this report, the Company also completed on July 31, 2009 the acquisition of Eveready Inc. (“Eveready”), which became a wholly-owned indirect subsidiary of the Company. Under a credit agreement with a syndicate of lenders for which Canadian Imperial Bank of Commerce is now the agent, Eveready now has a Cdn $95.0 million revolving, renewable credit facility and a Cdn $150.0 million term loan.  Amounts borrowed under these credit facilities bear interest, at Eveready’s option, at  bank prime or bankers’ acceptance rates, plus a credit spread based on a sliding scale, which is determined by the ratio of funded senior debt to earnings before interest, taxes, depreciation, and amortization (“EBITDA”).

The revolving credit facility (the “Revolver”) requires payments of interest only and is renewable annually, subject to Eveready’s and the lending syndicate’s consent.  In April 2009, the Revolver was renewed for an additional 364 day period.  As part of the renewal, the total amount available under the Revolver was slightly reduced to Cdn $95.0 million from Cdn $100.0 million.  In addition, the stand-by fee calculated on the unused portion of the Revolver increased to a rate of 0.50% per annum from 0.25% per annum previously.  If the Revolver were not to be renewed in April 2010, the outstanding credit facility would be subject to a 12-month interest-only phase, followed by a 12-month straight-line amortization period.  The term loan requires fixed monthly payments of Cdn $125,000 and a balloon payment of Cdn $142.5 million due May 2012.  Eveready may prepay all or part of the term loan at any time, subject to the payment of a breakage fee.  Concurrently with the renewal, the credit spreads applicable to Eveready’s credit facilities increased by between 200 and 225 basis points.

Copies of the Company’s new credit agreement and the Eveready credit agreement, as amended to date, are filed as exhibits to this report.  The foregoing description of the terms of those agreements  is qualified in its entirety by reference to the full text of those agreements.

Item 2.01      Completion of Acquisition or Disposition of Assets.

On July 31, 2009, the Company acquired all of the outstanding shares of Eveready. The purchase price consisted of USD $56 million in cash, 2.4 million shares of Clean Harbors common stock, and the assumption or payment of approximately USD $235 million of Eveready debt (consisting primarily of approximately U.S. $167 million outstanding under the Eveready credit facilities described in Item 1.01 of this report).

Eveready is an Alberta corporation headquartered in Edmonton, Alberta, that provides industrial maintenance and production, lodging, and exploration services to the oil and gas, chemical, pulp and paper, manufacturing and power generation industries.  Operating from 79 locations in the United States, Canada, and internationally, Eveready currently employs over 2,100 employees and operates a service fleet of nearly 2,000 truck and trailer mounted units and over 1,400 specialized pieces of equipment.  Prior to the acquisition, Eveready shares traded on the Toronto Stock Exchange under the trading symbol “EIS”.

In connection with the acquisition, the Company agreed with the Canadian Commissioner of Competition that it will divest Eveready’s Pembina Area Landfill, located near Drayton Valley, Alberta, due to its proximity to Clean Harbors’ existing landfill in the region.  The Pembina Area Landfill represented less than two percent of Eveready’s revenue in 2008 and less than four percent of Eveready’s EBITDA in 2008.

Item 2.02      Results of Operations and Financial Condition.

On August 3, 2009, the Company issued a press release announcing the Company’s results of operations for the second quarter and six months ended June 30, 2009.  A copy of that press release is furnished with this report as Exhibit 99.1.

Item 3.02.     Unregistered Sales of Equity Securities.

As described in Item 2.01 of this report, the Company acquired Eveready on July 31, 2009 and, as a portion of the consideration, the Company issued to the Eveready shareholders 2.4 million shares of Clean Harbors common stock. Such shares represent approximately 10.1% of the total number of primary shares of Clean Harbors common stock which were outstanding prior to the completion of the acquisition.

Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), exempts from the  registration requirements under that Act the issue and exchange of securities which have been approved, after a hearing upon the fairness of the terms and conditions on which all persons to whom it is proposed the securities will be issued shall have the right to appear, by any court expressly authorized by law to grant such approval. Under the acquisition agreement, Eveready submitted a Plan of Arrangement (the “Plan”) to the Court of Queen’s Bench of Alberta (the “Court”) pursuant to the Business Corporations Act (Alberta) and, following the requisite approval of that Plan by the Eveready shareholders and a hearing at which such persons had the right to appear, Eveready obtained a final order from the Court as to the fairness of the Plan. The issuance of the 2.4 million Clean Harbors shares to the Eveready shareholders was therefore exempt from the registration requirements under the Securities Act pursuant to Section 3(a)(10) thereof.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of new director.

On July 30, 2009, the Company’s board of directors elected Rod Marlin, the former President and Chief Executive Officer of Eveready, as a Class II director, effective as of the closing of the Eveready acquisition (July 31, 2009) as described in Item 2.01 of this report.

In connection with a termination of a consulting agreement which Mr. Marlin previously had with Eveready, the Company has agreed to pay to Mr. Marlin a lump sum severance payment of Cdn $752,561 and to continue to provide certain benefits for a period of one year after the closing of the Eveready acquisition by Clean Harbors. Mr. Marlin has agreed not to compete with the Company in Canada for a period of the later of two years after the closing or one year after termination of his service as a consultant and member of the Clean Harbors board of directors.  Mr. Marlin has also agreed to serve as a consultant to the Company and to assist with the transition for a period of six months after the closing, for which he will receive Cdn $25,000 per month for his services.  If requested by the Company, he will provide additional consulting services after the initial transition period for Cdn $12,500 per month.

Item 8.01.     Other Events.

On July 24, 2009, the Company repaid its $30.0 million term loan which was due in 2010. On July 31, 2009, the Company discharged its $23.0 million of outstanding senior secured notes by calling such notes for redemption on August 31, 2009 and depositing with the trustee the redemption price of $23.7 million and accrued interest of $0.3 million through the redemption date. The Company financed the repayment of its term loan and outstanding senior secured notes solely with a portion of the Company’s available cash.

Item 9.01.     Financial Statements and Exhibits.

(a) and (b)  Financial statements of business acquired and pro forma financial information.

Financial statements of Eveready Inc., and pro forma financial information giving effect to the acquisition, are not included herein but will be filed by an amendment to this report on Form 8-K not later than 71 days after the due date for the filing of this report.

(d) Exhibits

4.33         Second Amended and Restated Credit Agreement dated as of July 31, 2009 among Clean Harbors, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other Lenders party thereto, and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager

4.34         Amended and Restated Credit Agreement dated as of December 31, 2008 among Eveready Energy Services Corp., as Borrower, the other Credit Parties signatory thereto, as Credit Parties, and GE Canada Asset Financing Holding Company, as Agent and Lender, and the Lenders signatory thereto from time to time, as Lenders, and GE Capital Markets, Inc. and GE Capital Markets (Canada) Ltd., as Lead Arrangers, and Bank of Montreal and Canadian Imperial Bank of Commerce, as Co-Syndication Agents, and Bank of Nova Scotia, as Documentation Agent

4.34A      First Amending Agreement dated as of April 24, 2009 to the Amended and Restated Credit Agreement dated as of December 31, 2008, among Eveready Energy Services Corp., as Borrower, the other Credit Parties signatory thereto, as Credit Parties, and GE Canada Asset Financing Holding Company and Canadian Imperial Bank of Commerce, as Co-Agents and Lenders, and the Lenders signatory thereto from time to time, as Lenders, and GE Capital Markets, Inc. and GE Capital Markets (Canada) Ltd., as Lead Arrangers, and Bank of Montreal and Canadian Imperial Bank of Commerce, as Co-Syndication Agents, and Bank of Nova Scotia, as Documentation Agent

4.34B      Second Amending Agreement dated as of July 27, 2009 to the Amended and Restated Credit Agreement dated as of December 31, 2008, among Eveready Energy Services Corp., as Borrower, the other Credit Parties signatory thereto, as Credit Parties, and GE Canada Asset Financing Holding Company and Canadian Imperial Bank of Commerce, as Co-Agents and Lenders, and the Lenders signatory thereto from time to time, as Lenders, and GE Capital Markets, Inc. and GE Capital Markets (Canada) Ltd., as Lead Arrangers, and Bank of Montreal and Canadian Imperial Bank of Commerce, as Co-Syndication Agents, and Bank of Nova Scotia, as Documentation Agent

99.1         Press Release dated August 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clean Harbors, Inc.
(Registrant)

August 3, 2009	/s/ James M. Rutledge
Executive Vice President and Chief Financial Officer